Exhibit 10.2

M.D.C. HOLDINGS, INC.

2011 EQUITY INCENTIVE PLAN

PERFORMANCE SHARE UNIT GRANT AGREEMENT

The Compensation Committee (the “Committee”) of M.D.C. Holdings, Inc., a Delaware corporation (the “Company”), awards performance share units (“PSUs”) under the Company’s 2011 Equity Incentive Plan (the “Plan”) to the Employee named below. This Performance Share Unit Grant Agreement (the “Agreement”) evidences the terms and conditions of the Company’s award and the PSUs constitute “qualified performance based compensation and other stock-based awards” under Sections 9 and 10 of the Plan.

A. NOTICE OF AWARD

Name of Employee:

Target Number of Performance Share Units Granted:            (“Target PSUs”)

Award Date:

Performance Period:                 through

Base Period:                      through

Performance Goal:  The award will be earned based upon the Company’s performance, over a three-year period, measured by increasing home sale revenues, while maintaining a minimum average gross margin from home sales percentage (excluding impairments) of at least fifteen percent (15%) over the Performance Period (this later requirement being referenced as the “GSM Condition”).

The average annual increase in the Company’s home sale revenues will be calculated: (1) by aggregating the sum of the home sale revenues reported by the Company for the Performance Period in the Company’s regularly prepared financial statements (which may be unaudited for the quarter ended ______________) as filed with the Securities and Exchange Commission (the “SEC”); (2) dividing by three; and (3) then computing the amount of the percentage increase, if any, when compared to the home sale revenues for the Base Period in the amount of $______________.

Vesting of PSUs: Subject to the terms of this Agreement, PSU’s will vest when the Committee has certified (which certification shall be made as soon as reasonably possible after the end of the Performance Period but in no event later than the tenth business day following the filing with the SEC of the Company’s Form 10-Q for the quarter ended ____________) that: (a) the Employee has been in continuous employment with the Company or any Affiliate up to and including the last day of the Performance Period (except as otherwise provided below); (b) the Company has filed its financial statements with the SEC for the Performance Period (to and including, the period ending _____________); and (c) the Performance Goal and any other material terms were satisfied, based on a certification the Committee has received from the Company attesting to the satisfaction of the material terms and conditions of this Agreement and the amount of the award that had been earned based upon attainment of the GSM Condition and achievement of the Performance Goal in accordance with the following table:

Threshold	Target	Maximum
Average increased home sale revenues during Performance Period over Base Period of at least 5%	Average increased home sale revenues during Performance Period over Base Period of at least 10%	Average increased home sale revenues during Performance Period over Base Period of 20% or more
50% of Target PSUs Vested	100% of Target PSUs Vested	200% of Target PSUs Vested

The number of PSUs to be vested shall be adjusted to be proportional to the partial performance between Threshold, Target and Maximum amounts. Any fractional PSUs will be rounded down to the nearest whole number. Any PSU’s that do not vest pursuant to the provisions of this Agreement will be forfeited and canceled.

B. PERFORMANCE SHARE UNIT GRANT AGREEMENT

1.     Award. Subject to the terms and conditions of this Agreement and the Plan, as an inducement to Employee to continue employment with the Company, the Company awards to Employee effective as of the Award Date the number of Target PSUs as set forth in the Notice of Award on the cover page of this Agreement, subject to the terms and conditions of the Plan, which is incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern. All capitalized terms in this Agreement shall have the meaning assigned to them in this Agreement or in the Plan.

2.     Type of Award. This is an award of performance share units.

3.     Performance Share Units. Each PSU represents the conditional right to receive one share of the Company’s Common Stock (the “Stock”), subject to the terms and conditions set forth in this Agreement. The number of PSUs that actually vest for the Performance Period will be determined by the level of achievement of the Performance Goal.

4.     Requirements for Vesting of PSUs. Except as otherwise provided in Section 5, Section 6, or in the Plan, the PSUs shall vest in accordance with and upon satisfaction of the requirements set forth in Part A (Vesting of PSUs).

5.     Termination of Continuous Service. If the Employee’s Service terminates for any reason at any time during the Performance Period, the unvested PSUs shall be automatically forfeited and cancelled upon such termination of Service and the Company shall not have any further obligations to Employee under this Agreement; provided, however that:

a.

if the Employee’s Service terminates during the Performance Period as a result of the Employee’s death or Disability, a pro rata portion of the PSUs will vest, at the time specified in Section 4 above, subject to the achievement of the GSM Condition and at least the Threshold level of the Performance Goal (based on the Company’s performance as of the end of the Performance Period), determined by multiplying the PSUs that would otherwise have vested had Employee been employed on the last day of the Performance Period by a fraction, the numerator of which equals the number of days that the Employee was employed during the Performance Period and the denominator of which equals the total number of days in the Performance Period; and

b.

if the Employee’s Service terminates during the Performance Period as a result of termination by the Company without Cause or termination by Employee for Good Reason (as defined in the Plan), the PSUs will vest, at the time specified in Section 4 above and subject to achievement of the GSM Condition and at least the Threshold level of the Performance Goal (based on the Company’s performance as of the end of the Performance Period), to the same extent as if the Employee had been employed through and including the last day of the Performance Period.

6.     Change in Control. Upon the occurrence of a “Change in Control Event,” as such term is defined in the Employment or Change in Control Agreement between the Company and the Employee as in effect on the Award Date, the PSUs will become 100% vested as of the date of such Change in Control Event.

7.     Leave of Absence. For purposes of the Award, continuous Service does not terminate when Employee goes on a bona fide employee leave of absence that was approved by the Company or an Affiliate in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, Service will be treated as terminating ninety (90) days after Employee went on the approved leave, unless Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends unless Employee immediately returns to active Service. The Committee determines, in its sole discretion, which leaves of absence count for this purpose, and when Service terminates for all purposes under the Plan.

8.     Settlement of Vested PSUs. Except as other provided herein, at the end of the Performance Period, the Employee (or, in the event of the Employee’s death, the Employee’s beneficiary) will receive one (1) share of Stock for each PSU that vests in accordance with this Award Agreement. PSU’s settled under this Award Agreement are intended to be exempt from Code Section 409A under the exemption for short term deferrals. Accordingly, PSU’s will be settled in shares of Stock promptly but in no later than the tenth business day following the filing with the SEC of the Company’s Form 10-Q for the quarter ended as of the end of the Performance Period.

9.     Tax Withholding. The Company or any Affiliate shall have the right to deduct from payments of any kind otherwise due to Employee, any federal, state, local or foreign taxes of any kind required by law to be withheld upon the issuance, vesting or payment of shares with respect to vested PSUs. The Company may withhold taxes from any payments or shares due to Employee or Employee may deliver a check to the Company. Subject to the prior approval of the Company, which may be withheld by the Company, in its sole discretion, Employee may elect to have shares of Stock withheld or to satisfy the minimum statutory withholding obligations, in whole or in part, by delivering to the Company shares of Stock already owned by Employee (for at least six months or any other minimum period required by the Company). The shares withheld or delivered shall have an aggregate Fair Market Value not in excess of the minimum statutory total tax withholding obligations. The Fair Market Value of the shares used to satisfy the withholding obligation shall be determined by the Company as of the date that the amount of tax to be withheld is to be determined (“Tax Date”). Shares used to satisfy any tax withholding obligation must be vested and cannot be subject to any repurchase, forfeiture, or other similar requirements. Any election must be made prior to the Tax Date, shall be irrevocable, made in writing, signed by Employee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

10.     Investment Representations. The Committee may require Employee (or Employee’s estate or heirs) to represent and warrant in writing that the individual is acquiring the shares of Stock for investment and without any present intention to sell or distribute such shares and to make such other representations as are deemed necessary or appropriate by the Company and its counsel.

11.     Continued Service. Neither the Award of PSUs nor this Agreement gives Employee the right to continue Service with the Company or its Affiliates in any capacity. The Company and its Affiliates reserve the right to terminate Employee’s Service at any time and for any reason not prohibited by law.

12.     Stockholder Rights. Unless and until shares of the Stock are issued to Employee pursuant to this Agreement, the Employee shall have no rights of a stockholder with respect to the shares of Stock reflected by the PSU.

13.     Adjustments. The number of PSUs granted under this Agreement shall be proportionately increased or decreased for any increase or decrease in the number of shares of Stock on account of any Corporate Event. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. In the event of any distribution to the Company’s stockholders of an extraordinary cash dividend or securities of any other entity or other assets (other than ordinary dividends payable in cash or shares of Stock) without receipt of consideration by the Company, the Company shall proportionately adjust the number of PSUs subject to this Agreement. Any fractional amounts will be rounded down to the nearest whole number of PSUs.

14.     Additional Requirements. Employee acknowledges that shares of Stock issued with respect to vested PSUs may bear such legends as the Company deems appropriate to comply with applicable federal, state or other securities laws. No shares shall be issued or delivered pursuant to this Agreement unless there shall have been compliance with all applicable requirements of federal, state and other securities laws, all applicable listing requirements of the New York Stock Exchange, if applicable, and all other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery. In connection therewith and prior to the issuance of the shares, Employee may be required to deliver to the Company such other documents as may be reasonably necessary to ensure compliance with applicable laws and regulations.

15.     Governing Law. The validity and construction of this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive laws of any other jurisdiction.

16.     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and Employee and their respective heirs, executors, administrators, legal representatives, successors and assigns.

17.     Amendment. The terms and conditions set forth in this Agreement may only be amended by the written consent of the Company and Employee, except to the extent set forth herein or in any other provision set forth in the Plan.

18.     2011 Equity Incentive Plan; Clawback Policy. The Award and shares of Stock reflected by the Award shall be subject to: (a) such additional terms and conditions as may be imposed under the terms of the Plan, a copy of which has been provided to Employee; and (b) the Clawback Policy adopted by the Company’s Corporate Governance/Nominating Committee on January 14, 2015.

19.     Headings; Construction. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

20.     Other Employee Benefits. The amount of any compensation deemed to be received by Employee as a result of this Agreement and the issuance of shares of Stock hereunder, shall not constitute “earnings” or “compensation” with respect to which any other employee benefits of Employee are determined, including without limitation benefits under any pension, profit sharing, 401(k), bonus, life insurance or salary continuation plan, except to the extent specifically provided in such separate plan or agreement.

21.     Interpretation; Administration. The Committee shall have the full power and authority to administer the terms and conditions of this Agreement, to adopt any procedures, make any determinations, correct any defect, supply any omission or reconcile any inconsistency with respect to the terms and conditions of this Agreement in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. No member of the Committee shall be liable for any action or determination made in good faith. The determinations, interpretations and other actions of the Committee with respect to this Agreement and the PSUs shall be binding and conclusive for all purposes and on all persons.

22.     Acceptance. The Award and this Agreement are voidable by the Company if the Employee does not accept this Agreement within 30 days after the Agreement is made available, electronically or otherwise, to the Employee by the Company.

Dated: as of the Award Date set forth above.

M.D.C. HOLDINGS, INC.

By:
Its

EMPLOYEE

Signed:

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